THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES, NOR ARE THEY SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 29, 2004

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 22, 2004)

                             (GLAXOSMITHKLINE LOGO)

                            $

                          GLAXOSMITHKLINE CAPITAL PLC
                        % NOTES DUE               , 2007

                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                              GLAXOSMITHKLINE PLC
                             ---------------------
     The notes will bear interest at a rate of   % per year. We will pay
interest on the notes each           and           . We will make the first
interest payment on           , 2004. Unless we redeem the notes earlier, the
notes will mature on           , 2007. There is no sinking fund for the notes.

     The notes will rank equally in right of payment with all our other senior, unsecured debt obligations.

     In the event of certain changes in U.K. or U.S. withholding taxes applicable to payments of interest, we may redeem the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

     We have applied to list the notes on the London Stock Exchange.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                                      UNDERWRITING      PROCEEDS TO
                                                           PRICE TO   DISCOUNTS AND   GLAXOSMITHKLINE
                                                            PUBLIC     COMMISSIONS      CAPITAL PLC
                                                           --------   -------------   ---------------
Per note.................................................         %             %                %
Total....................................................   $           $                $

     Interest on the notes will accrue from           , 2004, to the date of
delivery.

     The underwriters expect to deliver the notes to purchasers on or about
          , 2004.

                           JOINT BOOKRUNNING MANAGERS

            CITIGROUP                  JPMORGAN                  LEHMAN BROTHERS
          , 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by Reference.............   S-2
Presentation of Financial Information.......................   S-2
Summary.....................................................   S-3
Use of Proceeds.............................................   S-7
Ratios of Earnings to Fixed Charges.........................   S-7
Capitalization..............................................   S-8
Description of the Notes....................................  S-10
Income Tax Considerations...................................  S-12
Underwriting................................................  S-17
Experts.....................................................  S-18

                            PROSPECTUS
About this Prospectus.......................................     2
Where You Can Find More Information.........................     3
Incorporation of Certain Documents by Reference.............     3
Presentation of Financial Information.......................     3
Forward-Looking Statements..................................     4
Use of Proceeds.............................................     5
Ratios of Earnings to Fixed Charges.........................     5
GlaxoSmithKline plc.........................................     5
GlaxoSmithKline Capital Inc.................................     6
GlaxoSmithKline Capital plc.................................     6
Legal Ownership of Debt Securities..........................     6
Description of Debt Securities..............................     8
Income Tax Considerations...................................    18
Plan of Distribution........................................    19
Validity of Securities......................................    20
Experts.....................................................    20
Limitations on Enforcement of U.S. Laws.....................    20

                             ---------------------

     You should rely only on the information provided or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

     The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions.

     This document is only being distributed to and is only directed to:

     - persons who are outside the United Kingdom,

     - investment professionals falling within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, or

     - high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of that Order.

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will only be made to, the persons described above. Any person who does not fall within the above categories should not act or rely on this document or any of its contents.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.

     We are incorporating by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2003 (File No. 1-15170). We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the time we sell all of the notes, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document.

     You may request copies of these documents at no cost, by writing or telephoning us at GlaxoSmithKline plc, 980 Great West Road, Brentford, Middlesex TW8 9GS, England, telephone: +44(0)20 8047-5000, Attention: Company Secretary. The documents incorporated by reference are also available through our website at www.gsk.com. We are not incorporating the contents of our website into this prospectus supplement.

                     PRESENTATION OF FINANCIAL INFORMATION

     We present our financial statements in pounds Sterling and in accordance with generally accepted accounting principles in the United Kingdom, or U.K. GAAP. For a discussion of certain significant differences between U.K. GAAP and generally accepted accounting principles in the United States, or U.S. GAAP, as they relate to GlaxoSmithKline, we refer you to Note 36 to our audited consolidated financial statements for the fiscal year ended December 31, 2003, which are included in our Annual Report on Form 20-F and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

     When we refer to "L," we mean pounds Sterling. When we refer to "$," we mean U.S. dollars. Except where noted, all financial information is presented in accordance with U.K. GAAP.

                                    SUMMARY

     This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                              GLAXOSMITHKLINE PLC

     We are a major global healthcare company engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. Our two principal operational industry segments are pharmaceuticals (prescription pharmaceuticals and vaccines) and consumer healthcare (over-the-counter medicines, oral care and nutritional healthcare).

     We are a public limited company incorporated under the laws of England and Wales. Our shares are listed on the London Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange. On December 27, 2000, GlaxoSmithKline plc acquired Glaxo Wellcome plc and SmithKline Beecham plc, both English public limited companies, through a merger of the two companies. Both Glaxo Wellcome and SmithKline Beecham were major global healthcare businesses.

     Our registered head office is in the London area at 980 Great West Road, Brentford, Middlesex TW8 9GS, England, and our telephone number is +44(0)20 8047-5000. We also have operational headquarters in Philadelphia, Pennsylvania and Research Triangle Park, North Carolina and operations in some 102 countries, with products sold in over 150 countries. Our principal research and development facilities are in the United Kingdom, the United States, Japan, Italy and Belgium and our products are currently manufactured in some 38 countries. The major markets for our products are the United States, Japan, the United Kingdom, France, Germany and Italy.

                          GLAXOSMITHKLINE CAPITAL PLC

     GlaxoSmithKline Capital plc, the issuer of the notes, is a public limited company incorporated under the laws of England and Wales. It is a wholly-owned subsidiary of GlaxoSmithKline plc, and it exists for the purpose of issuing debt securities guaranteed by GlaxoSmithKline plc, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GlaxoSmithKline plc. The registered offices of GlaxoSmithKline Capital plc are located at 980 Great West Road, Brentford, Middlesex TW8 9GS, England. Its telephone number is +44(0)20 8047-5000.

                                  THE OFFERING

Notes.....................................  $         principal amount of   % Notes due 2007.
Issuer....................................  GlaxoSmithKline Capital plc.
Guarantee.................................  GlaxoSmithKline plc will fully and unconditionally guarantee the payment of principal, interest and
                                            additional amounts, if any, payable in respect of the
                                            notes.
Denominations.............................  The notes will be issued only in book-entry form, in denominations of $1,000 and integral multiples of
                                            $1,000.
Interest rate.............................    % annually.
Interest payment dates....................  Every          and         , commencing         , 2004.
Regular record dates for interest.........  Every          and         .
Calculation of interest...................  Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Ranking...................................  The notes and the guarantee will rank equally in right of payment with all other senior, unsecured debt
                                            obligations of GlaxoSmithKline Capital plc and
                                            GlaxoSmithKline plc, respectively.
Payment of additional amounts.............  Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any
                                            U.K. or U.S. withholding tax from any payment made on
                                            the notes, we will pay additional amounts on those
                                            payments so that the amount received by noteholders will
                                            equal the amount that would have been received if no
                                            such taxes had been applicable. See "Description of Debt
                                            Securities -- Covenants -- Payment of Additional
                                            Amounts" in the accompanying prospectus.
Tax redemption............................  In the event of changes in U.K. or U.S. withholding taxes applicable to payments of interest, we may redeem
                                            the notes in whole (but not in part) at any time, at a
                                            price equal to 100% of their principal amount plus
                                            accrued interest to the redemption date. See
                                            "Description of Debt Securities -- Optional Redemption
                                            for Tax Reasons" in the accompanying prospectus.
Book-entry issuance, settlement and         We will issue the notes as global notes in book-entry
  clearance...............................  form registered in the name of The Depository Trust
                                            Company, New York, New York, or its nominee. The sale of
                                            the notes will settle in immediately available funds
                                            through DTC. Investors may hold interests in a global
                                            note through organizations that participate, directly or
                                            indirectly, in the DTC system. Those organizations will
                                            include the Clearstream and Euroclear systems in Europe.
Governing law.............................  The notes will be governed by the laws of the State of
                                            New York.
Further issuances.........................  We may from time to time, without the consent of the holders of the notes, create and issue further notes
                                            having the same terms and conditions in all respects as
                                            the notes being offered hereby, except for the issue
                                            date, the issue price and the first payment of interest
                                            thereon. Additional notes issued in this manner will be
                                            consolidated with and will form a single series with the
                                            notes being offered hereby.
Listing...................................  We have applied to list the notes on the London Stock
                                            Exchange.


Use of proceeds...........................  We intend to use the net proceeds from the sale of the notes for general corporate purposes.
Concurrent offering.......................  Concurrently with the offering of the notes, we intend to issue through our wholly-owned subsidiary,
                                            GlaxoSmithKline Capital Inc., $         of notes that
                                            will bear interest at a rate of     % per year, due 2014
                                            and $         of notes that will bear interest at a rate
                                            of     % per year, due 2034. The offering of the notes
                                            contemplated by this prospectus supplement is not
                                            contingent upon the completion of such concurrent
                                            offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below have been derived from our audited consolidated financial statements, which have been reported on by PricewaterhouseCoopers LLP. The summary consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements.

     Our financial statements are prepared in accordance with U.K. GAAP. For a discussion of certain significant differences between U.K. GAAP and U.S. GAAP as they relate to us, we refer you to Note 36 to our audited consolidated financial statements for the fiscal year ended December 31, 2003, which are included in our Annual Report on Form 20-F and incorporated by reference into this prospectus supplement and the accompanying prospectus.

     During 2002, we implemented FRS 19 "Deferred Tax" under U.K. GAAP. This FRS requires deferred tax to be accounted for on a full provision basis, rather than a partial provision basis as in 2001 and earlier years. This change has been accounted for as a prior year adjustment for U.K. GAAP purposes and comparative information has been restated as necessary. This change had no impact on U.S. GAAP results.

                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------
                                        2003           2003      2002      2001      2000      1999
                                  -----------------   -------   -------   -------   -------   -------
                                    (MILLIONS OF               (MILLIONS OF POUNDS STERLING)
                                  U.S. DOLLARS)(1)
PROFIT AND LOSS STATEMENT DATA:
U.K. GAAP
Sales...........................      $ 38,379        L21,441   L21,212   L20,489   L18,079   L16,796
Trading profit..................        11,680          6,525     5,662     4,697     4,455     3,930
Operating profit................        11,442          6,392     5,551     4,734     4,729     4,343
Profit before taxation..........        11,329          6,329     5,506     4,517     6,029     4,236
Earnings........................         8,026          4,484     3,915     3,053     4,106     3,077

U.S. GAAP
Sales...........................      $ 37,799        L21,117   L21,212   L20,489   L 9,559   L 8,490
Net income/(loss)...............         4,332          2,420       413      (143)   (5,228)      913

BALANCE SHEET DATA
U.K. GAAP
Total assets....................      $ 42,915        L23,975   L22,327   L22,343   L21,999   L19,162
Net assets......................        15,152          8,465     7,388     8,252     8,834     6,534
Long-term debt..................         6,535          3,651     3,092     2,108     1,751     1,897
Equity shareholders' funds......        13,819          7,720     6,581     7,390     7,590     5,391

U.S. GAAP
Total assets....................      $100,956        L56,400   L57,671   L61,341   L65,786   L13,901
Net assets......................        62,401         34,861    35,729    40,969    46,239     7,281
Shareholders' equity............        61,068         34,116    34,922    40,107    44,995     7,230

---------------

(1) U.S. dollar amounts provided are translations from the Sterling amounts, solely for the convenience of the reader, at an exchange rate of $1.79 per pound Sterling, the closing exchange rate on December 31, 2003. You should not view such translations as a representation that such Sterling amounts actually represent such U.S. dollar amounts or could be or could have been converted into U.S. dollars at the rates indicated or at any other rate.

                                USE OF PROCEEDS

     We estimate the net proceeds from the sale of the notes to be approximately
$     million after deducting underwriting discounts and expenses of the offering. We expect to use the net proceeds for our general corporate purposes. We may also invest the net proceeds in marketable securities as part of our liquidity management process.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges computed under U.K. GAAP and U.S. GAAP for the periods indicated. Ratios computed under U.S. GAAP are significantly lower than those computed under U.K. GAAP due mainly to differences in accounting treatment of the merger of Glaxo Wellcome plc and SmithKline Beecham plc in 2000. For a description of these differences, see Note 36 to our audited consolidated financial statements for the fiscal year ended December 31, 2003, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

     Earnings for this purpose have been calculated by (i) adding profit on ordinary activities before taxation (after eliminating our share of profits/losses of joint ventures and associated undertakings) to fixed charges and (ii) subtracting from that total the amount of pre-tax earnings required to pay dividends on outstanding preference shares and the minority interest in pre-tax profit of subsidiaries that have not incurred fixed charges.

     Fixed charges for this purpose consist of (i) interest payable (including in respect of finance leases), (ii) that portion of operating lease rental expense representative of the interest factor (being one-third of such rental expense) and (iii) the amount of pre-tax earnings required to pay dividends on outstanding preference shares.

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                    2003   2002    2001   2000    1999
                                                    ----   ----    ----   ----    ----
Ratio of earnings to fixed charges -- U.K. GAAP...  22.1   19.9    15.1   13.6    11.0
Ratio of earnings to fixed charges -- U.S. GAAP...  12.1    3.3(1)  1.7     --(2)  5.6

---------------

(1) Reflects the impact of adoption of SFAS 142, "Goodwill and Other Intangible Assets," pursuant to which we ceased amortization of goodwill and indefinite-lived intangible assets beginning January 1, 2002.

(2) Our earnings determined in accordance with U.S. GAAP were insufficient to cover fixed charges by L4.4 billion for the year ended December 31, 2000.

                                 CAPITALIZATION

     The following table sets forth GlaxoSmithKline group's consolidated capitalization (including short-term debt) as of December 31, 2003, on an actual basis and on an as adjusted basis to give effect to the sale of the notes. You should read the information in this table in conjunction with our audited financial statements as of December 31, 2003, and for the years ended December 31, 2003 and 2002, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                              AS OF DECEMBER 31, 2003
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(1)
                                                              -------   --------------
                                                                   (IN MILLIONS)
Capital and Reserves
  Issued (fully paid) share capital(2)......................  L 1,487      L 1,487
  Share premium account.....................................      264          264
  Other reserves............................................    5,969        5,969
                                                              -------      -------
Shareholders' funds -- equity interests.....................  L 7,720      L 7,720
                                                              =======      =======
Non-equity minority interest
  Preference Shares issued by subsidiaries(3)...............      503          503
Equity minority interests...................................      242          242
Total capital employed......................................    8,465        8,465
                                                              -------      -------
Borrowings(4)(5)
  Notes offered hereby(4)...................................       --        (    )
  2.0% to 8.75% Eurobonds 2004-2006.........................     (884)        (884)
  4.875% to 5.25% Sterling Notes 2008-2033..................   (1,472)      (1,472)
  3.25% to 3.375% Euro EMTNs 2008-2009......................   (1,056)      (1,056)
  Floating Rate U.S. Dollar EMTNs 2004......................     (277)        (277)
  7.375% U.S. Dollar MTN 2005...............................      (56)         (56)
  Bank and other loans due after more than one year.........     (289)        (289)
  Short term bank loans, overdrafts and commercial paper....   (1,069)      (1,069)
                                                              -------      -------
                                                              L(5,103)     L (    )
                                                              =======      =======

---------------

 (1) The table above does not reflect the intended offering of (i) up to $
     in principal amount of      % notes due 2014, and (ii) up to $      in
     principal amount of      % notes due 2034, each series of such notes to be
     issued concurrently with this offering by our wholly-owned subsidiary, GlaxoSmithKline Capital Inc., and guaranteed by GlaxoSmithKline plc. Assuming the successful completion of such intended offering in the
     aggregate amount of $      in principal, the GlaxoSmithKline group's total
     capitalization as of December 31, 2003 would have been L      .

 (2) As of December 31, 2003, the authorized and issued share capital of GlaxoSmithKline plc was:

                                                              AUTHORIZED    ISSUED
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
      Ordinary Shares of 25p each...........................  10,000,000   5,949,464

 (3) As of December 31, 2003, SB Holdings Corporation ("SBH Corp."), a subsidiary incorporated in the State of Delaware, had issued $500 million of Flexible Auction Market Preferred Stock ("FAMPS"), comprising 5,000 shares of $100,000 each, issued in six series. The dividend on half of these shares was fixed on issuance in 1996 for a seven-year period. The dividend on the other half was fixed for a five-year period which ended during 2001 and subsequently varied predominately with prevailing interest rates.

     SBH Corp. also had in issue $400 million of Auction Rate Preference Stock ("ARPS"), comprising 4,000 shares of $100,000 each, issued in five series, the dividend on which also varied under conditions similar to the FAMPS described above. The preference shares represent a long-term non-equity minority interest in the GlaxoSmithKline group balance sheet in accordance with FRS 4 "Capital Instruments" and UITF33 "Obligations in capital instruments." Notice to redeem all eleven series was given in February 2004, with redemption intended to be completed in March and April 2004.

 (4) Balances in foreign currencies (including the principal amount of the notes) have been translated into pounds Sterling at exchange rates as of December 31, 2003 as follows:

      L/$...........................    1.79
      L/euro........................    1.42
      L/Yen.........................  192.00

 (5) All of the Eurobonds referred to in the table above are fixed rate borrowings. The interest rates shown on these fixed rate borrowings in the table above are those contracted in the borrowings before taking into account any currency swaps.

 (6) On March 10, 2003, one of our series of Floating Rate U.S. Dollar EMTNs, in the principal amount of $245,000,000, matured and was repaid.

 (7) As of December 31, 2003, contingent liabilities, comprised of guarantees, discounted bills and other items arising in the normal course of business, amounted to L236 million. As of March 24, 2004, there have been no material changes with respect to contingent liabilities (excluding litigation, which is described below).

 (8) Except as disclosed above (and, with respect to contingent liabilities, including litigation proceedings, except as set forth in Note (7) above and described in our Annual Report on Form 20-F for the year ended December 31,
     2003), we did not have, as of December 31, 2003, any borrowings or indebtedness in the nature of borrowing, loan capital, issued or created but unissued, term loans, bank overdrafts, liabilities under acceptances or acceptance credits, mortgages, charges, hire purchase commitments, obligations under finance leases, guarantees or other material contingent liabilities.

 (9) On October 23, 2002, GlaxoSmithKline plc announced plans to invest up to L4 billion buying its shares in the market. This follows the completion of the previous L4 billion program in 2002. The program covers purchases by GlaxoSmithKline plc's employee trusts relating to share option grants and other share-based incentives and purchases by GlaxoSmithKline plc of shares for cancellation. A total of L1,199 million was spent under this program prior to December 31, 2003, and an additional L234 million was spent between December 31, 2003 and March 24, 2004. This L234 million represents 21,815,000 shares in total, of which L60 million was utilized to purchase 5,590,000 shares to be held as Treasury shares.

(10) All of the Medium Term Notes referred to in the table above have been swapped into floating rate borrowings. The interest rates shown on these fixed rate borrowings in the table above are those contracted on the borrowings before taking into account any interest rate swaps. The net effect of these agreements is to convert fixed rate liabilities with the interest rates shown above to floating rate liabilities with interest rates at a margin to the London Interbank Offered Rate.

(11) There has been no material change in the net borrowings or indebtedness in the nature of borrowings of the GlaxoSmithKline group since December 31, 2003. In addition, except as set forth above, there has been no material change in the authorized and issued share capital and reserves of the GlaxoSmithKline group since December 31, 2003.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" beginning on page 8 of the accompanying prospectus.

GENERAL

     We will issue the notes in the aggregate principal amount of $ pursuant to an indenture among GlaxoSmithKline plc, GlaxoSmithKline Capital plc and Citibank, N.A., the trustee for the notes. The notes will mature on
          , 2007. We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000.

     The notes will bear interest at the annual rate shown on the cover of this
prospectus supplement and will accrue interest from           , 2004, or from
the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

     Commencing           , 2004, interest will be payable twice a year, on
          and           , or if such day is not a business day, the next
succeeding business day, to the person in whose name a note is registered at the
close of business on the           or           that precedes the date on which
interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. "Business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or London, England are authorized or obligated by law, regulation or executive order to be closed.

     The notes will be fully and unconditionally guaranteed by GlaxoSmithKline plc. If for any reason, we do not make any required payment in respect of the notes when due, whether on the normal due date, on acceleration, redemption or otherwise, GlaxoSmithKline plc will cause the payment to be made to or to the order of the trustee. You will be entitled to payment under the relevant guarantee of GlaxoSmithKline plc without taking any action whatsoever against us.

COVENANTS

     Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. or U.S. withholding tax from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See "Description of Debt Securities -- Covenants -- Payment of Additional Amounts" in the accompanying prospectus.

     As contemplated by the last paragraph under "Description of Debt Securities -- Defeasance" beginning on page 17 of the accompanying prospectus, the satisfaction of certain conditions will permit us to omit to comply with some or all of our obligations, covenants and agreements under the indenture with respect to the notes. In addition, we may omit to comply with certain covenants through covenant defeasance. We refer you to the information under "Description of Debt Securities -- Defeasance" in the accompanying prospectus for more information on how we may do this.

     Except as described in the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes, including, through the incurrence of additional indebtedness.

FURTHER ISSUANCES

     We are initially offering the notes in the aggregate principal amount of
$       . We may from time to time, without the consent of the holders of the notes, create and issue further notes having the same terms and conditions in all respects as the notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby.

BOOK-ENTRY SYSTEM

     We will issue the notes in the form of one or more fully registered global securities. We will deposit these global securities with, or on behalf of, The Depository Trust Company, or DTC, and register these securities in the name of DTC's nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. The transfer of ownership of beneficial interests in a global security will be effected only through records maintained by the depositary or its nominee, or by participants or persons that hold through participants.

     Upon receipt of any payment in respect of a global security, the depositary or its nominee will immediately credit participants' accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

     DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC's participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and NASD, Inc. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the Commission.

     DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

CONCERNING THE TRUSTEE

     Citibank, N.A., the trustee for the notes, is an affiliate of Citigroup Global Markets Inc., one of the underwriters for the notes.

                           INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain U.S. federal income and estate and U.K. tax considerations that may be relevant to you in connection with your ownership of the notes, if you purchase the notes at original issuance. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations in effect in the United Kingdom and may change. Any change could apply retroactively and could affect the continued validity of this summary.

     The summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your own tax advisor to determine your particular tax consequences in respect of the purchase, ownership or disposition of the notes.

     The summary in respect of U.K. tax considerations does not deal with the position of certain classes of noteholders, such as dealers, and relates only to those persons who are the absolute beneficial owners of the notes and who hold the notes as an investment.

UNITED STATES TAXATION

     In general, a United States person who holds notes or owns a beneficial interest in the notes will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

     - a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

     - a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source or

     - a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

  UNITED STATES PERSONS

     If you are a United States person, the interest you receive on the notes will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes. When you sell, exchange or otherwise dispose of the notes, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the notes. You will also recognize gain or loss, as described further below, if GlaxoSmithKline plc or another subsidiary of GlaxoSmithKline plc (the "GSK entity") assumes the obligations of GlaxoSmithKline Capital plc as described under "Description of Debt Securities -- Substitution of Issuer" in the accompanying prospectus. Your tax basis in a note generally will equal the cost of the note to you. If you are an individual and the note being sold, exchanged or otherwise disposed of is a capital asset held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

     As described under "-- U.K. Taxation" below, interest payments made on the notes should be payable without withholding or deduction for or on account of U.K. income tax. If, however, such taxes were to be imposed, taxes paid at the appropriate rate applicable to you will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at your election, for deduction in computing your taxable income. Interest and additional amounts, if any, will constitute income from sources without the United States for U.S. foreign tax credit purposes. Such income generally will constitute "passive income" or, in the case of certain United States persons holding notes, "financial services income" for U.S. foreign tax credit purposes unless the U.K. withholding tax applicable to you is imposed at a rate of at least 5%, in which case such income generally will constitute "high withholding tax interest."

     The calculation of foreign tax credits and, in the case where you elect to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on your particular circumstances. You should consult your own tax advisor regarding the availability of foreign tax credits and the treatment of additional amounts.

  SUBSTITUTION OF GLAXOSMITHKLINE CAPITAL PLC AS ISSUER

     For U.S. federal income tax purposes, an assumption by a GSK entity of all the rights and obligations of GlaxoSmithKline Capital plc, as described under "Description of Debt Securities -- Substitution of Issuer" in the accompanying prospectus, would be treated as a deemed taxable exchange of notes for new notes issued by such GSK entity. You will generally recognize capital gain or loss in an amount equal to the difference between the issue price, as described below, of the new notes and your adjusted tax basis in the notes, as described above.

     The issue price of the new notes will depend on whether the new notes or the notes are considered to be "traded on an established market." Each of the notes and the new notes will be considered to be traded on an established market if, at any time during the 60-day period ending 30 days after the issue date of the new notes (i) the notes or the new notes are traded on certain international stock exchanges, including the London Stock Exchange, (ii) the notes or the new notes, as the case may be, appear on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions or (iii) price quotations are readily available from dealers, brokers or traders. It is anticipated that the notes and the new notes will be listed on the London Stock Exchange. In such event, the new notes would be traded on an established market and, accordingly, the issue price of the new notes would be their fair market value on their issue date (determined by reference to their trading price at such time). Depending on their issue price, the new notes may be issued with original issue discount (or "OID") or premium for U.S. federal income tax purposes. Subject to a de minimis exception, the amount of OID, if any, would be equal to the excess of the stated principal amount of the new notes over the issue price of the new notes and generally would be includible in income over the term of the new notes on a constant yield basis. The amount of premium, if any, would be equal to the excess of the issue price of the new notes over the stated principal amount of the new notes, and you could elect to amortize any such premium under a constant yield method as an offset to interest income on the new notes. Any such election would apply to all obligations owned or acquired by you in that taxable year and all subsequent taxable years and could not be revoked without the permission of the IRS. You should consult your own tax advisor regarding the tax consequences of such a deemed taxable exchange in the event that there is a substitution of issuers.

  NON-UNITED STATES PERSONS

     Under current U.S. federal income tax law, if you are not a United States person, the interest payments that you receive on the notes generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

     Even if you are not a United States person, you may still be subject to U.S. federal income taxes on any interest payments you receive if:

     - you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

     - you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

     If you are not a United States person, any gain you realize on a sale or exchange of the notes generally will be exempt from U.S. federal income tax, including withholding tax, unless:

     - your gain is effectively connected with your conduct of a trade or business in the United States or

     - you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on the notes made to certain United States persons. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

  ESTATE TAX

     A note held by an individual holder who at the time of death is a non-resident alien will not be subject to U.S. federal estate tax.

U.K. TAXATION

  PAYMENTS OF INTEREST

     Payments of interest on the notes will be exempt from withholding or deduction for or on account of U.K. tax under the provisions of U.K. tax law relating to "quoted Eurobonds" as long as the notes continue to be listed on a "recognized stock exchange" within the meaning of section 841 of the Income and Corporation Taxes Act 1988. The London Stock Exchange is recognized for these purposes. Accordingly, interest payments made on the notes, whether in global or definitive form, will be payable without withholding or deduction for or on account of U.K. income tax provided the notes are listed on a "recognized stock exchange."

     If the notes cease to be listed on a "recognized stock exchange," interest would be paid after deduction of U.K. tax at the rate, currently, of 20%, although if you are eligible for the benefits of a relevant tax treaty you may be entitled to a reduced rate of withholding. Currently, a U.S. holder of debt securities who is eligible for benefits under the Convention between the United States and the United Kingdom for the Avoidance of Double Taxation which came into force on March 31, 2003, and has effect in relation to tax withheld on interest from May 1, 2003 would be entitled to receive payments of interest free of U.K. withholding tax and may be able to obtain a direction to that effect from the Inland Revenue. However, a direction will only be issued on prior application to the Inland Revenue.

     Payments of interest on a note will constitute U.K. source income for U.K. tax purposes and, as such, remain subject to U.K. income tax (in respect of individual noteholders) and U.K. corporation tax (in respect of corporate noteholders) by direct assessment even though paid without deduction of any U.K. withholding tax. However, where the interest is paid without deduction of any U.K. withholding tax, the interest will not be assessed to U.K. tax in the hands of holders of notes who are not resident (or, in the case of individuals only, not ordinarily resident) in the United Kingdom for tax purposes, except where such persons carry on a trade, profession or vocation in the United Kingdom through a U.K. permanent establishment (in the case of individuals through a branch or agency) to which the holding of the notes is attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the U.K. permanent establishment or on the branch or agency.

     As indicated under "Description of Debt Securities -- Covenants -- Payment of Additional Amounts" in the accompanying prospectus, holders of notes should note that the provisions relating to additional amounts would not apply if the Inland Revenue sought to assess directly the person entitled to the relevant interest to U.K. tax. However exemption from, or reduction of, such U.K. tax liability might be available under an applicable tax treaty.

PURCHASE, SALE AND RETIREMENT OF DEBT SECURITIES

     If you are an individual, you will not be liable for U.K. taxation on capital gains realized on the sale or other disposal or redemption of a note unless you are resident or ordinarily resident in the United Kingdom for tax purposes, or you carry on a trade, profession or vocation in the United Kingdom through a branch or agency and such note is or has been used or acquired for the purpose of such trade, profession or vocation, or such branch or agency.

     Under the U.K. loan relationships legislation, certain corporate investors holding the notes will be charged to U.K. corporation tax on income, depending on their "authorized" accounting method, on any accruing premium, discount or gain as well as accruing interest during the period of ownership. If you are an individual you will not be taxed under these provisions. If you are not a corporation which is a U.K. resident for tax purposes you will not be subject to this legislation unless you are carrying on a trade or business through a permanent establishment in the United Kingdom and you hold the notes in connection with such trade or business.

  U.K. STAMP TAXES IN RELATION TO DEBT SECURITIES

     No U.K. Stamp Duty or Stamp Duty Reserve Tax is payable on the issue or the transfer of the global note, provided that the interest paid on the note represents a reasonable commercial return.

  EU SAVINGS DIRECTIVE

     On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income under which Member States will be required, if a number of important conditions are met and from a date not earlier than January 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Austria, Belgium and Luxembourg will instead be required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent on the conclusion of certain other agreements relating to information exchange with certain other countries).

  U.K. INHERITANCE TAX IN RELATION TO DEBT SECURITIES

     A note held by an individual whose domicile is determined to be the United States for purposes of the United States-United Kingdom Double Taxation Convention relating to estate and gift taxes (the "Estate Tax Treaty") and who is not for such purposes a national of the United Kingdom will not, provided any U.S. federal estate or gift tax chargeable has been paid, be subject to U.K. inheritance tax on the individual's death or on a lifetime transfer of a note except in certain cases where the note (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom), (ii) is part of the business property of a U.K. permanent establishment of an enterprise, or (iii) pertains to a U.K. fixed base of an individual used for the performance of independent personal services. In such cases, the Estate Tax Treaty generally provides a credit against U.S. federal tax liability for the amount of any tax paid in the United Kingdom in a case where the note is subject both to U.K. inheritance tax and to U.S. federal estate or gift tax.

  PAYMENT BY GLAXOSMITHKLINE PLC AS GUARANTOR

     As a matter of U.K. tax law, it is possible that payments made by GlaxoSmithKline plc as guarantor would be subject to withholding on account of U.K. tax. This withholding would be subject to any claim which would be made under any applicable double tax treaty.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2004, we have agreed to sell to the underwriters
named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as representatives, the following respective principal amounts of the notes:

                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
-----------                                                   ------------
Citigroup Global Markets Inc................................  $
J.P. Morgan Securities Inc..................................
Lehman Brothers Inc.........................................
                                                              ------------
  Total.....................................................  $
                                                              ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling
group members at that price less a selling concession of   % of the principal
amount per note. The underwriters and selling group members may allow a discount
of   % of the principal amount per note on sales to other broker-dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker-dealers.

     We estimate that our out-of-pocket expenses for this offering will be
approximately $          .

     The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

     Each underwriter has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted. Each underwriter has also represented and agreed that:

     - it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issuance of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom for purposes of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

     - it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to GlaxoSmithKline Capital plc or GlaxoSmithKline plc.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with us and our affiliates. Citibank, N.A., the trustee for the notes, is an affiliate of Citigroup Global Markets Inc., one of the underwriters for the notes.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     We expect that delivery of the notes will be made against payment therefor
on or about           , 2004, which is the fifth business day after the date
hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own advisor.

                                    EXPERTS

     Our consolidated financial statements incorporated into this prospectus supplement, and the registration statement of which the prospectus is a part, by reference to our annual report on Form 20-F for the year ended December 31, 2003, have been so incorporated in reliance on the report (which contains an explanatory paragraph to reference Note 36 to the consolidated financial statements that describes the financial statement impacts of the differences in generally accepted accounting principles in the United Kingdom as compared with those in the United States) of PricewaterhouseCoopers LLP, independent chartered accountants and registered auditors, given on their authority as experts in auditing and accounting.

PROSPECTUS

                             (GLAXOSMITHKLINE LOGO)

                                 $5,000,000,000

                          GlaxoSmithKline Capital Inc.

                          GlaxoSmithKline Capital plc

                                Debt Securities

                    Fully and Unconditionally Guaranteed by

                              GlaxoSmithKline plc

                             ---------------------

     We may offer debt securities from time to time in one or more series through this prospectus. The debt securities will be issued through one of our finance subsidiaries, GlaxoSmithKline Capital Inc. or GlaxoSmithKline Capital plc, and any debt securities we issue will be fully and unconditionally guaranteed by GlaxoSmithKline plc.

     We will receive an aggregate amount of up to $5,000,000,000 (or its equivalent in foreign currencies, currency units or composite currencies) from the sales of these debt securities.

     We will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest. Our debt securities may be denominated in U.S. dollars or in any other currencies, currency units or composite currencies as we may designate.

     We may offer these debt securities through underwriters, agents or dealers or directly to institutional purchasers. The accompanying prospectus supplement will set forth the names of any underwriters or agents and any applicable commissions or discounts. The prospectus supplement will also set forth the proceeds we will receive from any sale of debt securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 22, 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    3
Incorporation of Certain Documents by Reference.............    3
Presentation of Financial Information.......................    3
Forward-Looking Statements..................................    4
Use of Proceeds.............................................    5
Ratios of Earnings to Fixed Charges.........................    5
GlaxoSmithKline plc.........................................    5
GlaxoSmithKline Capital Inc.................................    6
GlaxoSmithKline Capital plc.................................    6
Legal Ownership of Debt Securities..........................    6
Description of Debt Securities..............................    8
Income Tax Considerations...................................   18
Plan of Distribution........................................   19
Validity of Securities......................................   20
Experts.....................................................   20
Limitations on Enforcement of U.S. Laws.....................   20

                             ---------------------

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.
                             ---------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to an aggregate offering price of $5,000,000,000 (or its equivalent in foreign currencies, currency units or composite currencies).

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement, attached to the front of this prospectus, that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

     This prospectus does not include all of the information contained in the registration statement of which it is a part. We refer you to the registration statement and the related exhibits for a more complete understanding of our debt securities and the shelf registration process.

     As used in this prospectus, the term "finance subsidiaries" refers to GlaxoSmithKline Capital Inc., a Delaware corporation, and GlaxoSmithKline Capital plc, an English public limited company. Any debt securities we offer will be issued by one of the finance subsidiaries and will be fully and unconditionally guaranteed by GlaxoSmithKline plc, an English public limited company (which we refer to as "GlaxoSmithKline"). The term "guarantor" refers to GlaxoSmithKline in its capacity as guarantor of the debt securities. Unless the context requires otherwise, the terms "we," "our" and "us" refer to GlaxoSmithKline and its consolidated subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We began filing documents electronically with the SEC on November 4, 2002; our filings were previously made in paper format. Reports and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and that is incorporated by reference will automatically update and supersede this information.

     The following documents, which have been filed with or furnished to the Commission, are incorporated by reference:

     - our annual report on Form 20-F for the fiscal year ended December 31, 2002 (File No. 1-15170), and

     - our reports on Form 6-K dated March 4, 2004 (containing our financial results for the six months ended June 30, 2003 and the year ended December 31, 2003) (File No. 1-15170).

     We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the time we sell all of the debt securities described in this prospectus, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: GlaxoSmithKline plc, 980 Great West Road, Brentford, Middlesex TW8 9GS, England, telephone +44(0)20 8047-5000,
Attention: Company Secretary. Our Internet address is www.gsk.com. We are not incorporating the contents of our website into this prospectus.

                     PRESENTATION OF FINANCIAL INFORMATION

     We present our financial statements in pounds Sterling and in accordance with generally accepted accounting principles in the United Kingdom, or U.K. GAAP. For a discussion of certain significant differences between U.K. GAAP and generally accepted accounting principles in the United States, or U.S. GAAP, as they relate to GlaxoSmithKline, we refer you to the notes to our audited consolidated financial statements, which are incorporated by reference into this prospectus. Except where noted, all financial information is presented in accordance with U.K. GAAP.

     When we refer to "L," we mean pounds Sterling. When we refer to "$," we mean U.S. dollars.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. You should not place undue reliance on these statements. In addition, in the future we and others on our behalf may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to the following:

     - our plans, objectives and goals;

     - our future economic performance and prospects;

     - the potential effect on our future performance of certain contingencies; and

     - assumptions underlying any such statements.

     You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as "believes," "anticipates," "expects," "intends," "estimates" and "plans" and similar expressions are intended to identify forward-looking statements, but these are not the exclusive means of identifying such statements. We do not intend to update these forward-looking statements except as may be required by applicable securities laws.

     Forward-looking statements are subject to important risks, uncertainties and assumptions that are difficult to predict. The results or events predicted in forward-looking statements may differ materially from actual results or events. Some of the factors that could cause actual results or events to differ from current expectations include the following:

     - the highly competitive nature of the pharmaceutical business and potential innovations and technical advances by our competitors, in addition to the intensification of price competition resulting from consolidation in the industry;

     - competition from producers of generic pharmaceutical products, especially upon the loss of patents for our products due to their expiration, successful legal challenges to our patents by our competitors or the reduction and relaxation of patent protection in some developing countries;

     - new and possibly increasing levels of price controls with respect to our products in many markets;

     - the risks associated with the increasingly demanding regulatory controls governing the pharmaceutical industry, which could include increased costs of production and time for product development, as well as a heightened risk that previously granted regulatory approvals could be withdrawn;

     - the cost, uncertainty and other risks associated with the development of new pharmaceutical products that may never reach the market or that may have limited marketability or profitability, despite our significant investment of time and money in their development;

     - the outcome of current legal proceedings;

     - changes in environmental regulations, which could increase our costs of compliance and otherwise affect our business;

     - our ability to maintain sufficient liquidity and to access capital markets;

     - the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular;

     - changes in tax, inflation, interest or foreign currency exchange rates and controls or other economic factors affecting our businesses or the possibility of political unrest in countries in which we do business;

     - the effects of changes in accounting policies or practices; and

     - acquisitions we may undertake in the future.

     We caution you that the foregoing list of important factors is not exhaustive. When evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risk factors set forth in our annual report on Form 20-F for the year ended December 31, 2002 and subsequent annual reports on Form 20-F and other documents filed with the SEC and any risk factors relating to us or a particular offering discussed or incorporated by reference in the applicable prospectus supplement.

                                USE OF PROCEEDS

     Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities described in this prospectus for our general corporate purposes, including to refinance existing indebtedness. We may also invest the net proceeds in marketable securities as part of our liquidity management process.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges computed under U.K. GAAP and U.S. GAAP for the periods indicated. Ratios computed under U.S. GAAP are significantly lower than those under U.K. GAAP due mainly to differences in accounting treatment of the merger of Glaxo Wellcome plc and SmithKline Beecham plc in 2000. For a description of these differences, see Note 37 to our consolidated financial statements contained in our annual report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference into this prospectus.

     Earnings for this purpose have been calculated by (i) adding profit on ordinary activities before taxation (after eliminating our share of profits/losses of joint ventures and associated undertakings) to fixed charges and (ii) subtracting from that total the amount of pre-tax earnings required to pay dividends on outstanding preference shares and the minority interest in pre-tax profit of subsidiaries that have not incurred fixed charges.

     Fixed charges for this purpose consist of (i) interest payable (including expense on debt and interest in respect of finance leases), (ii) that portion of operating lease rental expense representative of the interest factor (being one-third of such rental expense) and (iii) the amount of pre-tax earnings required to pay dividends on outstanding preference shares.

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                    2002    2001   2000    1999   1998
                                                    -----   ----   -----   ----   ----
Ratio of earnings to fixed charges -- U.K. GAAP...   19.9   15.1    13.6   11.0   8.6
Ratio of earnings to fixed charges -- U.S. GAAP...  3.3(1)   1.7    --(2)   5.6   5.7

---------------

     (1) Reflects the impact of adoption of SFAS 142, "Goodwill and Other Intangible Assets" pursuant to which we ceased amortization of goodwill and indefinite-lived intangible assets beginning January 1, 2002.

     (2) Our earnings determined in accordance with U.S. GAAP were insufficient to cover fixed charges by L4.4 billion for the year ended December 31, 2000.

                              GLAXOSMITHKLINE PLC

     GlaxoSmithKline is a major global healthcare company engaged in the creation and discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. Our two principal operational industry segments are pharmaceuticals (prescription pharmaceuticals and vaccines) and consumer healthcare (over-the-counter medicines, oral care and nutritional healthcare).

     GlaxoSmithKline is a public limited company incorporated under the laws of England and Wales. Our shares are listed on the London Stock Exchange and our American Depositary Shares are listed on the New York Stock Exchange. On December 27, 2000, GlaxoSmithKline acquired Glaxo Wellcome plc and SmithKline Beecham plc, both English public limited companies, through a merger of the two companies. Both Glaxo Wellcome and SmithKline Beecham were major global healthcare businesses.

     Our corporate head office is in the London area at 980 Great West Road, Brentford, Middlesex TW8 9GS, England, and our telephone number is +44(0)20 8047-5000. We also have operational headquarters in Philadelphia, Pennsylvania and Research Triangle Park, North Carolina and operations in some 102 countries, with products sold in over 150 countries. Our principal research and development facilities are in the United Kingdom, the United States, Japan, Italy and Belgium and our products are currently manufactured in some 38 countries. The major markets for our products are the United States, Japan, the United Kingdom, France, Germany and Italy.

                          GLAXOSMITHKLINE CAPITAL INC.

     GlaxoSmithKline Capital Inc. is a Delaware corporation. It is a wholly-owned subsidiary of GlaxoSmithKline, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GlaxoSmithKline. The principal executive offices of GlaxoSmithKline Capital Inc. are located at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. Its telephone number is (302) 651-8319.

                          GLAXOSMITHKLINE CAPITAL PLC

     GlaxoSmithKline Capital plc is a public limited company incorporated under the laws of England and Wales. It is a wholly-owned subsidiary of GlaxoSmithKline, and it exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of GlaxoSmithKline. The principal executive offices of GlaxoSmithKline Capital plc are located at 980 Great West Road, Brentford, Middlesex TW8 9GS, England. Its telephone number is +44(0)20 8047-5000.

                       LEGAL OWNERSHIP OF DEBT SECURITIES

"STREET NAME" AND OTHER INDIRECT HOLDERS

     We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. This is called holding in "street name." Instead, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

     - how it handles payments and notices with respect to securities;

     - whether it imposes fees or charges;

     - how it would handle voting if ever required;

     - how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

     - how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

REGISTERED HOLDERS

     Our obligations, as well as the obligations of the trustee and any third parties employed by us or the trustee, extend only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

     A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

     Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

     As an indirect holder, your rights relating to a global security will be governed by the account rules of your broker, bank or financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

     You should be aware that if debt securities are issued only in the form of a global security:

     - you cannot have debt securities registered in your own name;

     - you cannot receive physical certificates for your interest in the debt securities;

     - you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

     - you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

     - the depositary's policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

     - the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

     In a few special situations described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.

     Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

     - when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

     - the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

     - an event of default has occurred and is continuing and beneficial owners representing a majority in principal amount of the applicable series of debt securities have advised the depositary to cease acting as the depositary; or

     - we decide we do not want to have the debt securities of that series represented by a global security.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

THE TERM "HOLDER" AS USED IN THIS PROSPECTUS AND ELSEWHERE

     In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the "holder" of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

     While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to those debt securities, will be described in the related prospectus supplement at the time of the offer.

GENERAL

     As used in this prospectus, "debt securities" means the debentures, notes, bonds, guarantees and other evidences of indebtedness that we issue and GlaxoSmithKline fully and unconditionally guarantees and, in each case, the trustee authenticates and delivers under the applicable indenture. The debt securities will be our direct unsecured obligations and will rank equally and ratably without preference among themselves and at least equally with all of our other unsecured and unsubordinated indebtedness.

     The debt securities will be issued in one or more series under indentures among the finance subsidiaries, Citibank, N.A., as trustee, and GlaxoSmithKline, as guarantor. The indentures applicable to GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc, respectively, will each be qualified under the Trust

Indenture Act of 1939, as amended. In the following discussion, we sometimes refer to these indentures collectively as the "indentures."

     This prospectus briefly outlines the provisions of the indentures. The terms of the indentures will include both those stated in the indentures and those made part of the indentures by the Trust Indenture Act. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you.

     The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of GlaxoSmithKline or the finance subsidiaries in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

ISSUANCE IN SERIES

     The debt securities offered through this prospectus will be limited to an aggregate initial public offering price of $5,000,000,000 or the equivalent in one or more foreign currencies, currency units or composite currencies. The indentures do not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. Not all debt securities of any one series need be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consents of the holders of debt securities of that series, for issuances of additional debt securities of that series. Except in the limited circumstances described below under "-- Covenants -- Limitation on Liens," the debt securities will not be secured by any property or assets of the guarantor or the finance subsidiaries.

     The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

     - the title, aggregate principal amount and denominations of the debt securities;

     - the date or dates on which principal will be payable;

     - the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If original issue discount debt securities are issued (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities will be described;

     - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

     - the interest payment dates;

     - any optional or mandatory redemption terms;

     - whether any sinking fund is required;

     - the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

     - whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of beneficial owners;

     - information describing any book-entry features;

     - whether and under what circumstances additional amounts will be paid on any debt securities as a result of withholding taxes and whether the debt securities can be redeemed if additional amounts must be paid;

     - the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for any series;

     - the applicability of the defeasance and covenant defeasance provisions described in this prospectus, or any modifications of those provisions;

     - any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities; and

     - any other terms, conditions, rights or preferences of the debt securities.

     The prospectus supplement relating to any series of debt securities may add to or change statements contained in this prospectus. The prospectus supplement may also include, if applicable, a discussion of certain U.S. federal income tax and U.K. income tax considerations.

GLAXOSMITHKLINE GUARANTEES

     Debt securities issued by us will be fully and unconditionally guaranteed by GlaxoSmithKline. If for any reason, the applicable finance subsidiary does not make any required payment in respect of its debt securities when due, whether on the normal due date, on acceleration, redemption or otherwise, GlaxoSmithKline will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee of GlaxoSmithKline without taking any action whatsoever against the finance subsidiary.

PAYMENT AND TRANSFER

     The debt securities will be issued only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the trustee or another agent appointed by us. Unless stated otherwise in a prospectus supplement, and except as described under "-- Book-Entry System" below, payments of principal, interest and additional amounts, if any, will be made at the office of the paying agent or agents named in the prospectus supplement or by check mailed to you at your address as it appears in the register.

     Unless other procedures are described in a prospectus supplement and except as described under "-- Book Entry System" below, you will be able to transfer registered debt securities at the office of the transfer agent or agents named in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

     Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

BOOK-ENTRY SYSTEM

     Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

     - DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

     - DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

     - access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

     We will make all payments of principal, interest and additional amounts, if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers' accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

     Global securities are generally not transferable. Physical certificates will be issued to beneficial owners of a global security if:

     - the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

     - the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

     - an event of default has occurred and is continuing and beneficial owners representing a majority in principal amount of the applicable series of debt securities have advised the depositary to cease acting as the depositary; or

     - we decide we do not want to have the debt securities of that series represented by a global security.

CONSOLIDATION, MERGER OR SALE

     We and our finance subsidiaries will agree in the indentures not to consolidate with or merge with or into any other person or convey or transfer all or substantially all of our respective properties and assets to any person, unless:

     - we or the applicable finance subsidiary, as the case may be, are the continuing person, or the successor expressly assumes by supplemental indenture our obligations under the applicable indenture;

     - the continuing person is a U.S. or U.K. company or is organized and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and, if it is not a U.S. or U.K. company, the continuing person agrees by supplemental indenture to be bound by a covenant comparable to that described below under "-- Covenants -- Payment of Additional Amounts" with respect to taxes imposed in the continuing person's jurisdiction of organization (in which case the continuing person will benefit from a redemption option comparable to that described below under "-- Optional Redemption for Tax Reasons" in the event of changes in taxes in that jurisdiction after the date of the consolidation, merger or sale);

     - immediately after the transaction, no default under the debt securities has occurred and is continuing; and

     - we deliver to the trustee an officer's certificate and, if we or the applicable finance subsidiary are not the continuing person, an opinion of counsel, in each case stating that the transaction and the supplemental indenture, if required, comply with these provisions and the indenture.

COVENANTS

  PAYMENT OF ADDITIONAL AMOUNTS

     Payments made by us under or with respect to the debt securities will be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having power to tax or (ii) the government of the United States or any state or territory of the United States or by any authority or agency therein or thereof having the power to tax, which we refer to collectively as "Taxes," unless we are required to withhold or deduct Taxes by law.

     If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

     - that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the debt securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or the United States or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

     - that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

     - payable other than by withholding from payments of principal of or interest on the debt securities;

     - that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

        - such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

        - at least 30 days before the first payment date with respect to which such additional amounts shall be payable, we have notified such recipient in writing that such recipient is required to comply with such requirement;

     - that would not have been imposed but for the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

     - that are imposed on a payment to an individual and are required to be made pursuant to any European Union directive on the taxation of savings income relating to the proposal for a directive on the taxation of savings income published by the ECOFIN Council on December 13, 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such a directive;

     - that would not have been imposed if presentation for payment of the relevant debt securities had been made to a paying agent other than the paying agent to which the presentation was made; or

     - any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any debt security to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

     We have agreed in each indenture that at least one paying agent for each series of debt securities will be located outside the United Kingdom. We have also agreed that, if the conclusions of the ECOFIN Council meeting of November 26-27, 2000 are implemented, and if we maintain a paying agent with respect to a particular series of debt securities in any member state of the European Union, we will maintain a paying agent in at least one member state (other than the United Kingdom) that will not be obliged to withhold or deduct taxes pursuant to the European Union directive on the taxation of savings proposed at the ECOFIN Council meeting of November 26-27, 2000, provided there is at least one member state that does not require a paying agent to withhold or deduct pursuant to such directive.

     Our obligation to pay additional amounts if and when due will survive the termination of the indentures and the payment of all amounts in respect of the debt securities.

 LIMITATION ON LIENS

     We may not, and we may not permit any of our subsidiaries to, incur or assume any lien on or with respect to any of our or our subsidiaries' property, assets or revenues, present or future, to secure any relevant indebtedness (as this term is defined below) without making (or causing our subsidiaries to make) effective provision for securing the debt securities equally and ratably with such relevant indebtedness as to such property, assets or revenues, for as long as such relevant indebtedness is so secured.

     The restrictions on liens will not apply to:

     - liens arising by operation of law;

     - liens on property, assets or revenues of any person, which liens are existing at the time such person becomes a subsidiary; and

     - liens on property, assets or revenues of a person existing at the time such person is merged with or into or consolidated with us or any of our subsidiaries or at the time of a sale, lease or other disposition to us of the properties of a person as an entirety or substantially as an entirety.

     For purposes of the limitation on liens covenant, the term "relevant indebtedness" means any of our debt that:

     - is in the form of or represented by bonds, notes, loan stock, depositary receipts or other securities issued (otherwise than to constitute or represent advances made by banks or other lending institutions);

     - is denominated in, or confers any right of payment by reference to, any currency other than the currency of the country in which the issuer of the indebtedness has its principal place of business, or is denominated in or by reference to the currency of such country but more than 20% of which is placed or offered for subscription or sale by or on behalf of, or by agreement with, the issuer outside such country; and

     - at its date of issue is, or is intended by the issuer to become, quoted, listed, traded or dealt in on any stock exchange, over-the-counter market or other securities market.

 ADDITIONAL COVENANTS

     We may be subject to additional covenants, including restrictive covenants in respect of a particular series of debt securities. Such additional covenants will be set forth in the applicable prospectus supplement and, to the extent necessary, in the supplemental indenture or board resolution relating to that series of debt securities.

OPTIONAL REDEMPTION FOR TAX REASONS

     We may redeem any series of debt securities in whole but not in part at any time, on giving not less than 30 nor more than 60 days' notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities, which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if:

     - we determine that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the debt securities of that series:

        - we would be required to pay additional amounts (as described under "-- Covenants -- Payment of Additional Amounts" above) with respect to that series of debt securities on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us, or

        - withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the applicable finance subsidiary directly from the guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the applicable finance subsidiary or the guarantor (or any affiliate); or

     - we determine, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof) (whether or not such action was taken or brought with respect to the applicable finance subsidiary or the guarantor), which action is taken or brought on or after the issue date or such other date specified in the debt securities of that series, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional amounts. We

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

       will also pay to each holder, or make available for payment to each such holder, on the redemption date any additional amounts resulting from the payment of such redemption price.

Prior to the publication of any notice of redemption, we will deliver to the trustee:

     - an officer's certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred; or

     - an opinion of counsel to the effect that the conditions specified above have been satisfied.

Any notice of redemption will be irrevocable once we deliver it to the trustee.

EVENTS OF DEFAULT

     Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs upon:

     - default in payment of the principal (or premium, if any) of any debt security of that series when due (including as a sinking fund installment), and, in the case of technical or administrative difficulties, the continuance of that default for more than two business days;

     - default in payment of interest on or any additional amounts payable in respect of any debt security of that series when due and payable, and the continuance of that default for 30 days;

     - default in performing any other covenant in the indenture applicable to that series for 60 days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

     - failure to pay indebtedness for borrowed money of the guarantor or either finance subsidiary (not including any indebtedness for which recourse is limited to property purchased) having in any particular case an outstanding principal amount in excess of $25,000,000 (or its equivalent in any other currency) where any such failure results in such indebtedness being accelerated and becoming due and payable prior to its stated maturity and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged;

     - certain events of bankruptcy, insolvency or reorganization of the guarantor or the finance subsidiaries; or

     - any other event of default provided with respect to that particular series of debt securities.

     Any additional or different events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

     An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

     The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if it considers such withholding of notice to be in the best interests of the holders. A default is any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time.

     If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require the relevant issuer to repay immediately, or accelerate:

     - the entire principal of the debt securities of such series; or

     - if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement.

     If the event of default occurs because of a default in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because of a failure to perform any other covenant in the applicable indenture or any covenant for the benefit of one or more, but not all, of the series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because of bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. Therefore, except in the case of a default on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

     The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the applicable indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on any of the debt securities when due otherwise than as a result of acceleration.

     After an event of default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders.

     No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

     - notice of default by that holder;

     - a written request to enforce the indenture by the holders of not less than 25% in principal amount of all outstanding debt securities of any affected series; and

     - an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all outstanding debt securities of such affected series do not give a direction to the trustee that is inconsistent with the enforcement request. These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates.

     If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities.

MODIFICATION OF THE INDENTURES

     In general, rights and obligations of us and the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to such modification. However, each of the indentures provides that, unless each affected holder agrees, an amendment cannot:

     - make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder and impairing any right of a holder to bring suit for payment;

     - waive any payment default;

     - reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the applicable indenture or to waive any covenant or default; or

     - make any other change to the amendment provisions of the applicable indenture.

     However, if we and the trustee agree, the applicable indenture may be amended without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder. We and the trustee are permitted to make modifications and amendments to the applicable indenture without the consent of any holder of debt securities for any of the following purposes:

     - to cure any ambiguity, defect or inconsistency in the indenture; provided that such modifications or amendments will not materially and adversely affect the interests of the holders of the debt securities;

     - to comply with sections of the indenture governing when we may merge and substituted obligors;

     - to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

     - to evidence and provide for the acceptance by a successor trustee of appointment under the indenture with respect to the debt securities of any or all series;

     - to establish the form or forms or terms of the debt securities of any series or of the coupons appertaining to such debt securities as permitted under the indenture;

     - to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

     - to provide for a further guarantee from a third party on outstanding debt securities of any series and the debt securities of any series that may be issued under the indenture;

     - to change or eliminate any provision of the indenture; provided that any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

     - to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action will not adversely affect the interests of the holders of such or any other series of debt securities in any material respect; or

     - to make any change that does not materially and adversely affect the rights of any holder of the debt securities.

DEFEASANCE

     The term defeasance means discharge from some or all of the obligations under the indentures. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

     - we will be discharged from our respective obligations with respect to the debt securities of such series; or

     - we will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the applicable indenture and any supplemental indenture or board resolution with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead, the holders will only be able to rely on the deposited funds or obligations for payment.

     We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. In the case of a complete discharge, we may, in lieu of an opinion of counsel, deliver a ruling to such effect received from or published by the U.S. Internal Revenue Service.

SUBSTITUTION OF ISSUER

     We may at our option at any time, without the consent of any holders of debt securities, cause GlaxoSmithKline or any other subsidiary of GlaxoSmithKline to assume the obligations of the relevant finance subsidiary under any series of debt securities, provided that the new obligor executes a supplemental indenture in which it agrees to be bound by the terms of those debt securities and the relevant indenture. If the new obligor is not a U.S. or U.K. company, it must be a member of the Organisation for Economic
Cooperation and Development (or any successor) and it must also agree in the supplemental indenture to be bound by a covenant comparable to that described above under "-- Covenants -- Payment of Additional Amounts" with respect to taxes imposed in its jurisdiction of organization (in which case the new obligor will benefit from a redemption option comparable to that described above under "-- Optional Redemption for Tax Reasons" in the event of changes in taxes in that jurisdiction after the date of the substitution). In the case of such a substitution, the relevant finance subsidiary will be relieved of any further obligation under the assumed series of debt securities.

INFORMATION CONCERNING THE TRUSTEE

     Citibank, N.A. will be the trustee. The trustee will be required to perform only those duties that are specifically set forth in the indentures, except when a default has occurred and is continuing with respect to the debt securities. After a default, the trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee will be under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising those powers.

     Citibank has loaned money to GlaxoSmithKline and certain of our subsidiaries, and Citibank and its affiliates have provided other banking and related services to us and our subsidiaries in the past and may do so in the future as a part of their regular business.

GOVERNING LAW

     The debt securities, the related guarantees and the indentures will be governed by and construed in accordance with the laws of the State of New York.

                           INCOME TAX CONSIDERATIONS

     The applicable prospectus supplement will describe the principal U.K. tax consequences to an investor who is not resident or deemed to be resident in the United Kingdom for U.K. tax purposes, who is a resident of the United States for purposes of the United Kingdom-United States Income Tax Convention, who deals with us at arm's length for purposes of any U.K. income tax law at all times, and who meets certain other requirements, of acquiring, owning and disposing of debt securities, including whether the payment by us of principal (and premium, if any) and interest will be subject to U.K. withholding tax.

     The applicable prospectus supplement may describe certain U.S. federal income tax considerations relevant to a particular series of debt securities.

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

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters, dealers or directly to purchasers.

     Our agents may solicit offers to purchase our securities.

     - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     - If we use an underwriter or underwriters, the underwriter or underwriters will acquire our securities for their own account and may resell our securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed price or at varying prices determined at the time of the sale.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for, us or our subsidiaries and affiliates in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

     - We will indicate in our prospectus supplements the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

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

                             VALIDITY OF SECURITIES

     Cleary, Gottlieb, Steen & Hamilton, our U.S. and U.K. counsel, will pass upon the validity of the debt securities and guarantees as to matters of U.S. and English law. Sidley Austin Brown & Wood LLP will pass upon the validity of the debt securities and guarantees under U.S. law and English law for any agents or underwriters. Cleary, Gottlieb, Steen & Hamilton and Sidley Austin Brown & Wood LLP regularly provide legal services to us and our subsidiaries and affiliates.

                                    EXPERTS

     Our consolidated financial statements incorporated into this prospectus, and the registration statement of which this prospectus is a part, by reference to our annual report on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph to reference Note 37 to the consolidated financial statements that describes the financial statement impacts of the differences in generally accepted accounting principles in the United Kingdom as compared with those in the United States) of PricewaterhouseCoopers LLP, independent chartered accountants and registered auditors, given on their authority as experts in auditing and accounting.

                    LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

     We are a global pharmaceutical and health-care products company domiciled in the United Kingdom. Many of our directors and executive officers (as well as certain directors, managers and executive officers of our finance subsidiaries), and certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court. There is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom.

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                             (GlaxoSmithKline Logo)